EXHIBIT 16.1

                               BDO SEIDMAN, LLP
                          Accountants and Consultants
                   NationsBank Tower at International Place
                                100 SE 2 Street
                                  Suite 2200
                             Miami, Florida 33131
                           Telephone (350) 381-8000
                               Fax (305)374-1135


                                                                  June 5, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                  Re:   Coventry Industries Corp. (the "Company")
                        File No. 000-22653

Ladies and Gentlemen:

         The Company has provided us with a copy of the Report on Form 8-K wherein the Company is reporting under Item 4. thereof this firm's decision not to accept a renewal of our engagement as the Company's principal accountants. In such Report on Form 8-K, the Company states that during the period BDO Seidman, LLP was engaged as the Company's principal accountant there were no disagreements with BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. No accountant's report on the financial statements of the Company issued by BDO Seidman, LLP contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. BDO Seidman, LLP confirms its agreement with such statements by the Company as contained in the Report on Form 8-K to which this letter is an exhibit.

                                                     Sincerely,

                                                     BDO SEIDMAN, LLP
                                                     /s/ BDO Seidman, LLP